Exhibit 99.1
HUMAN GENOME SCIENCES, INC.
14200 Shady Grove Road, Rockville, Maryland 20850
FOR IMMEDIATE RELEASE
CONTACTS:
Jerry Parrott
Vice President, Corporate Communications
301/315-2777
Kate de Santis
Director, Investor Relations
301/251-6003
HUMAN GENOME SCIENCES APPOINTS JOHN L. LAMATTINA, PH.D.,
TO ITS BOARD OF DIRECTORS
ROCKVILLE, Maryland – May 8, 2008 – Human Genome Sciences, Inc. (Nasdaq: HGSI) today announced that John L. LaMattina, Ph.D., who retired in late 2007 as President of Pfizer Global Research and Development, has been appointed to the HGS Board of Directors.
“We are honored to have John LaMattina join our Board of Directors,” said H. Thomas Watkins, President and Chief Executive Officer, HGS. “John’s record of accomplishment over the course of a 30-year career at Pfizer has established him as one of the pharmaceutical industry’s outstanding worldwide leaders of research and development. In particular, he played an important role in growing Pfizer’s pipeline in oncology and guiding its investment in biologics and vaccines. We view the HGS oncology program as a key driver of future growth beyond our late-stage products, and we look forward to benefiting from John’s experience and insight as we continue our strategic investment in our pipeline.”
As Senior Vice President, Pfizer Inc., and President Pfizer Global Research & Development, Dr. LaMattina led the Pfizer’s drug discovery and development efforts in the United States, Europe and Asia. He joined Pfizer in 1977 and over the years held positions of increasing responsibility for Pfizer Central Research, including Vice President of U.S. Discovery Operations, Senior Vice President of Worldwide Discovery Operations and Senior Vice President of Worldwide Development.

Dr. LaMattina graduated cum laude from Boston College, and received his Ph.D. in organic chemistry from the University of New Hampshire, where he worked with Professor Robert E. Lyle. He then moved on to Princeton University as a National Institutes of Health Postdoctoral Fellow in the laboratory of Professor E. C. Taylor. Dr. LaMattina received the 1998 Boston College Alumni Award of Excellence in Science, and received an Honorary Doctor of Science degree from the University of New Hampshire in 2007.
Dr. LaMattina serves on the Board of Directors of the Neurogen Corporation and the Board of Trustees of Boston College.
ABOUT HUMAN GENOME SCIENCES
The mission of HGS is to apply great science and great medicine to bring innovative drugs to patients with unmet medical needs.
The HGS clinical development pipeline includes novel drugs to treat hepatitis C, lupus, inhalation anthrax, cancer and other immune-mediated diseases. The Company’s primary focus is rapid progress toward the commercialization of its two key lead drugs, Albuferon® for hepatitis C and LymphoStat-B® (belimumab) for lupus. Phase 3 clinical trials of both drugs are ongoing.
ABthrax™ (raxibacumab) is in late-stage development for the treatment of inhalation anthrax, and the Company is on track to begin the delivery in fall 2008 of 20,000 doses of ABthrax to the Strategic National Stockpile under a contract entered into with the U.S. Government in June 2006. Other HGS drugs in clinical development include two TRAIL receptor antibodies for the treatment of cancer. HGS1029, a small-molecule antagonist of IAP (inhibitor of apoptosis) proteins, is expected to enter Phase 1 clinical trials soon for the treatment of cancer. In addition, HGS has substantial financial rights to three products in the GlaxoSmithKline clinical development pipeline.
For more information about HGS, please visit the Company’s web site at www.hgsi.com. Health professionals and patients interested in clinical trials of HGS products may inquire via e-mail to clinical_trials@hgsi.com or by calling HGS at (301) 610-5790, extension 3550.
HGS, Human Genome Sciences, ABthrax, Albuferon and LymphoStat-B are trademarks of Human Genome Sciences, Inc.
SAFE HARBOR STATEMENT
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Human Genome Sciences’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the Company’s unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials, the Company’s ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with facilities, intense competition, the uncertainty of patent and intellectual property protection, the Company’s dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the Securities and Exchange Commission. In addition, the Company will continue to face risks related to animal and human testing, to the manufacture of ABthrax and to FDA concurrence that ABthrax meets the requirements of the ABthrax contract. If the Company is unable to meet the product requirements associated with the ABthrax contract, the U.S. government will not be required to reimburse the Company for the costs incurred or to purchase any ABthrax doses, and we will not receive any of the expected revenues relative to ABthrax. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Human Genome Sciences undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.
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